Exhibit 99.b

CROWN AMERICAS LLC

CROWN AMERICAS CAPITAL CORP.

LETTER TO HOLDERS

To Holders of 7 5/8% Senior Notes Due 2013 or 7 3/4% Senior Notes Due 2015:

Crown Americas LLC and Crown Americas Capital Corp. (collectively, the “Companies”) are offering upon and subject to the terms and conditions set forth in the Prospectus, dated July     , 2006 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) (i) each $1,000 principal amount of their 7 5/8% Senior Notes due 2013 (the “New 2013 Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement (the “Registration Statement”) of which the Prospectus is a part, for each $1,000 principal amount of their outstanding 7 5/8% Senior Notes due 2013 (the “Old 2013 Notes”), of which $500,000,000 aggregate principal amount is outstanding and (ii) each $1,000 principal amount of their 7 3/4% Senior Notes due 2015 (the “New 2015 Notes” and, together with the New 2013 Notes, the “New Notes”) that have been registered under the Securities Act, pursuant to the Registration Statement, for each $1,000 principal amount of their outstanding 7 3/4% Senior Notes due 2015 (the “Old 2015 Notes” and, together with the Old 2013 Notes, the “Old Notes”), of which $600,000,000 aggregate principal amount is outstanding. The Exchange Offer is being made in order to satisfy certain obligations of the Companies contained in the Registration Rights Agreements dated November 18, 2005, by and among the Companies, Crown Holdings, Inc., the Guarantors (as defined therein), Citigroup Global Markets Inc., Lehman Brothers Inc., Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Representatives, and the Initial Purchasers (as defined therein).

Briefly, you may either:

a. Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b. Retain your Old Notes.

All tendered Existing Notes must be received on or prior to                     , 2006 at 5:00 p.m., New York City Time (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (800) 422-2066 or write Citibank, N.A., 111 Wall Street, 15th Floor, New York, NY 10005, Attn: Agency & Trust Services.